CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 15, 2008
Date of Report
(Date of Earliest Event Reported)

EDGEWATER FOODS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878
(Address of principal executive offices (zip code))

(250) 757-9811
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 8 – Other Events

Item 8.01: Other Events

Between the 28th and 30th of June, 2008, our Mud Bay Scallop Farm was the victim of sabotage.    The destruction of the farm resulted in damage, the extent of which we are still trying to assess. However, based on the initial review completed on July 15, 2008, we believe that we have suffered an inventory (scallops) loss of approximately $250,000.  Based on our current projections, this inventory loss could result in a loss of as much of $750,000 in future sales.  Additionally, the damage resulted in the loss of nets and rope and required the expenditure of additional labor costs as part of our on-going recovery efforts.  As a result of these recovery efforts, we are currently spending approximately $2,500 per day trying to salvage the inventory that was affected by this destructive act. The act has been reported to DFO Enforcement and the RCMP.  We believe this act was an isolated incident and we do not anticipate a repeat event.    Repairs to the farm are ongoing and expected to be completed before the end of July.  Finally, although there was some damage, costs associated with recovery and some potential loss of future revenue, we do not believe it to be detrimental to our overall business or long term growth strategy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Edgewater Foods International, Inc.

                                                      By:  /s/  Robert Saunders
                                                    Robert Saunders
                                                    Chief Executive Officer